Exhibit 99.(h)(a)

Transfer Agency and Service Agreement
Between Torchlight Value
Fund, Inc. and
Computershare Trust
Company, N.A. and
Computershare Inc.

AGREEMENT effective as of the 21st day of November, 2011 by and between Torchlight Value Fund, Inc. a Maryland corporation, having its principal office and place of business at 230 Park Avenue, 12th Floor, New York, NY 10169 (the “Company’’), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).

          WHEREAS, Company desires to appoint Trust Company as sole transfer agent and registrar, and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as processor of all payments received or made by Company under this Agreement;

          WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

          WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINWONS.

1.1 “Account” shall mean the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Plans” shall mean any Dividend Reinvestment, Direct Stock Purchase, or other investment programs administered for the Company.

1.4 “Services” shall mean all services performed or made available by Transfer Agent pursuant to this Agreement.

1.5 “Share” shall mean Company’s common stock, par value $0.01 per share, authorized by Company’s Articles of Incorporation, and other classes of Company’s stock to be designated by Company in writing and which Transfer Agent agrees to service under this Agreement.

1.6 “Shareholder” shall mean the holder of record of Shares.

1.7 “Shareholder Data” shall mean all information maintained on the records database of Transfer Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.

2.2 Documents. In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)	Copies of resolutions appointing Trust Company as the transfer agent;
(b)	Specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;
(c)	Specimens of the signatures of the officers of Company authorized to sign stock certificates and authorized to sign written instructions and requests;
(d)	An opinion of counsel of the Company addressed to both Trust Company and Computershare with respect to the following:
(i) Company’s organization and existence under the laws of its state of organization; and
(ii) The status of all Shares of Company covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act’’); and
(e)	A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.

2.3 Records. Transfer Agent may adopt as part of its records all Shareholders lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable of a type and form consistent with industry practices and standards and in accordance with applicable law, including but not limited to SEC 17Ad Rules promulgated under the Securities Act of 1934, as amended, or transfer agency record retention requirements. Transfer Agent further agrees to surrender promptly to the Company upon its request and cease to retain in its records and files those records and documents created and maintained by Transfer Agent pursuant to this Agreement, except as otherwise provided by applicable law or transfer agency record retention requirements.

2.4         Company shall, if applicable, inform Transfer Agent as soon as possible in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any stock certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any stock split or stock dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.

2.5 Certificates. Company shall provide Transfer Agent with (i) documentation required to print on demand stock certificates, or (ii) an appropriate supply of stock certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by Transfer Agent for the carrying out or performing by Transfer Agent of the provisions of this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Transfer Agent shall perform the Share Services set forth in the Fee and Service Schedule (‘‘Fee and Service Schedule’’) attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Shareholder Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Know Your Customer Procedures. Transfer Agent has implemented Know Your Customer (‘‘KYC’’) procedures that are reasonably designed to be in compliance with applicable federal, state, and local laws and regulations. Transfer Agent will perform Customer Identification Program (‘‘CIP’’) on any new Shareholders of the Company, in accordance with the Fee and Service Schedule. Upon Company’s request, Transfer Agent will provide Company with a written overview of its KYC procedures. Upon Company’s request, Transfer Agent will provide Company with a certification that it has performed the CIP procedures for the Company in accordance with the Fee and Service Schedule.

3.3 Anti-Money Laundering. Transfer Agent will comply with all applicable law regarding Anti-Money Laundering, including but not limited to applicable provisions of the Bank Secrecy Act of 1970 and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Transfer Agent has established a Bank Secrecy Act Program, which includes Anti-Money Laundering, as required by the BSA Act, and as such has: a) developed anti-money laundering internal policies, procedures, and controls; b) designated a compliance officer; c) an ongoing employee training program; and d) an independent audit function.

3.4 QEAC. Transfer Agent will comply with all applicable Office of Foreign Asset Control (‘‘OFAC’’) regulations, including those persons named on the list of “Specially Designated Nationals and Blocked Person” published by OFAC.

3.5 Replacement Shares. Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser. Transfer Agent may, at its option, issue replacement Shares for mutilated stock certificates upon presentation thereof without such indemnity.

3.6 Internet Services. Transfer Agent shall make available to Company and Shareholders, through www.computershare.com (“Web Site’’), online access to certain Account and Shareholder information and certain transaction capabilities (‘‘Internet Services’’), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services “as is/’ on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.7 Proprietarv Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively “Proprietary Information’’). In no event shall Proprietary Information be deemed Shareholder Data. Company agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Company shall take reasonable efforts to advise its employees and agents of its obligations pursuant to this Section 3.7.

3.8 Third Party Content. Transfer Agent may obtain certain data included in the Services from third parties, and such third parties are solely responsible for the contents of such data and Company agrees to make no claim against Transfer Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof.

3.9 Compliance with Laws. Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

4. DIVIDEND REINVESTMENT PLAN SERVICES.

4.1 The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).

4.2 The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such plans.

5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Upon receipt of written notice from any of the Officers of the Company declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that in advance of the applicable check mailing date, Company furnishes Computershare with sufficient funds. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.4 Plan Payments. Company hereby authorizes Computershare to receive all payments made to the Company (i.e. optional cash purchases) or the Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to the Company.

5.5 Bank Accounts. Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name as agent for the Company and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time. Transfer Agent confirms that it does not own the funds in any such bank accounts and such funds are not considered Transfer Agent assets, and in the event of a Transfer Agent bankruptcy, such funds would not be considered part of Transfer Agent’s bankruptcy estate. Computershare shall place the funds in FDIC insured deposit accounts, certificates of deposits, with bank capital exceeding $500 million and an S&P rating of “A” or higher.

6. RESERVED

7. FEES AND EXPENSES.

7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the “Initial Term”). Sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Conversion Funds. If applicable, conversion funding required by any out of proof condition caused by a prior agent’s services shall be advanced to Transfer Agent prior to the commencement of Services.

7.3 Invoices. Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.
(a)

If any undisputed amount in an invoice of Transfer Agent (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, Company shall pay Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to eighteen percent (18%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)

The failure by Company to pay an invoice within 90 days after receipt of such invoice shall constitute a material breach pursuant to Section 12.4 below. Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with 30 days to cure such breach.

8.    REPRESENTATIONS AND WARRANTIES.

8.1 Transfer Agent. Transfer Agent represents and warrants to Company that:
(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

(c)	Insurance Coverage. Transfer Agent shall maintain adequate insurance coverage appropriate to the Services provided under this Agreement.

8.2 Company. Company represents and warrants to Transfer Agent that:
(a)

Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) exchange rules applicable to Company, if any;

(c)

Securities Act of 1933. The Shares are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; Company will immediately notify Transfer Agent of any information to the contrary; and

(d)	All issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable.

9.    INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1    Company Indemnity. Company shall indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:

(a)

all actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	Company’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of Company hereunder;
(c)

The reliance on or use by Transfer Agent or its agents or subcontractors of any (i) information, records, data, and documents which have been prepared and/or maintained by Company or any other person or firm on behalf of Company, including any former transfer agent or registrar, and provided to Transfer Agent or its agents or subcontractors; (ii) paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders and their authorized agents or representatives (e.g. power of attorney); and (iii) electronic instructions from Company or Shareholders and their authorized agents or representatives (e.g. power of attorney) submitted through Internet Services or any other electronic means pursuant to security procedures established by Transfer Agent;

(d)	The negotiation and processing of all checks, including checks that are tendered to Transfer Agent for the purchase of Shares; and
(e)

The recognition, acceptance, or processing by Transfer Agent of stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

9.2    Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time Transfer Agent may apply to any officer of Company for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Transfer Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

9.3    Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold Company harmless from and against any and all Losses arising out of or attributable to: (a) Transfer Agent’s refusal or failure to comply with the terms of this Agreement, (b) Transfer Agent’s bad faith or negligence or willful misconduct, or (c) Transfer Agent’s breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that excluding Transfer Agent’s bad faith and willful misconduct Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed three times the amounts paid hereunder by Company to Transfer Agent as fees and charges, but not including reimbursable expenses.

9.4    Notice. In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

10.    DAMAGES. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11.    CONFIDENTIALITY.

11.1  Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2. Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4  Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;
(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.5  Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12.    TERM AND TERMINATION.

12.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year for successive one (1) year terms (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2  Early Termination. Notwithstanding anything herein to the contrary, should Company terminate this Agreement prior to the expiration of the then current Initial or Renewal Term, for any reason, including but not limited to, its liquidation, acquisition, merger or restructuring, Company shall pay to Transfer Agent (a) the fees and expenses incurred as of the termination date, (b) additional fees accelerated through the end of, and including all months that would have remained in, the Initial Term or Renewal Term in effect at the time of termination, and (c) conversion costs and expenses in accordance with Section 12.3 of this Agreement. The fees set forth in Section 12.2(b) will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 12.1 of this Agreement, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert the Company/s records on the date requested by Company. This Section 12.2 shall not apply if Transfer Agent is terminated pursuant to Section 12.4 of this Agreement.

12.3  Costs and Expenses. In the event of the expiration or termination of this Agreement by either party, Company agrees to pay all costs and expenses associated with the movement of records, materials, and services to Company or the successor agent, including (a) all reasonable out-of-pocket costs and (b) a conversion fee of $5,000.00 for the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4  Termination. This Agreement may be terminated as follows; (a) at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties, and (b) by Company upon thirty (30) days written notice in the event the Transfer Agent subcontracts the entire core services of transfer processing or the call center.

13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended.

14. SUBCONTRACTORS AND UNAFFILIATED THIRP PARTIES.

14.1 Subcontractors. Transfer Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

14.2  Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

15. MISCELLANEOUS.

15.1  Notices. Any notice or communication by Transfer Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	Torchlight Investors, LLC
230 Park Avenue, 12th Floor
New York, NY 10169
Attn: Trevor Rozowsky
Managing Director

If to Transfer Agent:	Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: General Counsel

15.2 No Expenditure of Funds. No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and
Computershare Trust Company, N. A.		Torchlight Value Fund Inc.

Name:	Dennis V. Moccia	Name:	Ramalingam Ganesh

Title:	Manager. Contract Administration	Title:	Chief Financial Officer

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Exhibit A
Standard and Extended Conversion Services

Termination	Standard Services. $5,000.00 Per		Extended Services. $2,500.00 for each of the
Phase	Termination		Individual Services listed below.

Test of Conversion Services	•	Not applicable	•	Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed
			•	Additional test audit extracts (includes all shareholder details. Control totals & codes sent wjextracts)
			•	Test separate exchange lists for each class
			•	Test certificate stop list
			•	Test certificate legend list
			•	Test RPO accounts
			•	Test full transactions lists
			•	Test ACH debit list including plan shares and reinvestment code
			•	Test ACH credit list and secondary address list
Final	•	Full audit extracts	•	Separate exchange lists for each class
Conversion	•	Full registered list opened and closed	•	Full transactions list
Services	•	Certificate stop list	•	ACH Debit including plan shares and
	•	Certificate legend list		reinvestment code*
	•	RPO accounts	•	ACH Credit list and secondary address list*
	•	End of year tax report*	•	1099D detailed report*
	•	Parallel processing for up to 4 days	•	1042S detailed report*
	•	Communications with new agent as applicable	•	Parallel processing for more than 4 days (each additional day is considered one extended service)

Post	•	Certification letter	•	Not applicable
Conversion	•	Due Diligence state
Services	•	3 months post conversion
	•	Check extract files
	•	Check reports
	•	Check reports and extracts to CDs
	•	Communications with new agent as applicable

* Not applicable to terminations for non-dividend payers.